Exhibit 10.1

October 1, 2008

Ross A. Goolsby

10200 Milky Way Drive

Austin, TX 78730

Reference:  Contingent Employment Offer

Dear Ross:

Valence is pleased to extend a contingent offer of employment with you in the capacity as Chief Financial Officer. You will also hold the title of Assistant Secretary which duties include, but are not limited to, maintaining corporate governance and corporate good standing for Valence Technology, Inc. and all its subsidiaries. If it is agreeable to you, please so indicate by executing a copy of this letter in the space provided for below, and returning it to Cheryl Logan, Director of Human Relations. This offer is contingent upon the occurrence of the following condition precedent: (1) the acceptance by the CEO and Board of the signed employment offer letter from you. The key terms and conditions are as follows:

Capacity and Duties:

You shall serve the Company as its Chief Financial Officer and shall report to Robert L. Kanode, President and Chief Executive Officer. In this capacity, you will be expected to, on a day to day basis, oversee all financial activities which include, but are not limited to:

•                  Implement worldwide financial/accounting policies, processes, and internal controls to increase staff efficiency and effectiveness, to ensure alignment with and achievement of organizational strategies and priorities, as well as protect organizational assets.

•                  Actively participate as a member of the executive team in establishing the strategic direction of the company and in managing the day-to-day operations of the business.

•                  Oversee all aspects of the Company’s financial organization and responsibilities, including accounting, treasury, financial reporting and analysis.

•                  Provide analysis and insight to financial data, including budget, actual, and forecasts, to understand discrepancies and variances, and to provide timely recommendations for improvements and corrective actions.

•                  Develop financial cost models to assist senior management in identifying inefficient development, manufacturing, sales and fulfillment operations or processes and assist in implementing cost effective corrective actions.

•                  Assume responsibility for all financial reporting, both internal management reporting and external reporting within applicable due dates.

•                  Assure compliance with all applicable SEC, SOX and any other public company rules and regulations at all worldwide Valence Technology, Inc. locations.

•                  Assume responsibility for funding to support normal business activities and business growth.

•                  Oversee the development of business systems to support the financial and operating needs of the Company.

Confidential	Valence Technology, Inc. 12303 Technology Blvd., Suite 950., Austin Texas 78727
Tel: 512-527-2900, Fax: 512-527-2901

•                  Provide cost analysis and implement processes to control spending levels and cash outflow to match growth of the business.

•                  Assist CEO, BOD and executive team as required in the due diligence and development of partnership agreements, license contracts, supplier contracts, customer manufacturing contracts and any other business to business or business to customer relationships as required.

•                  Manage and foster the Company’s relationship with its outside accounting firms, including coordination of the annual audits.

•                  Assist with implementing Company-wide quality initiatives.

•                  Assume responsibility for hiring and mentoring worldwide staff to support the requirements of the financial functions.

•                  Assume responsibility for the assessment and management of employee performance including the completion of performance and salary reviews and bonus program.

Compensation:

Your starting salary will be at an annualized rate of $230,000 paid on a bi-weekly basis. Since this position is classified as exempt, you will not be eligible for overtime pay. The Company may make deductions from your salary to cover applicable federal, state and/or local income tax withholdings and any other amounts, which the Company is required to withhold by applicable law. In the event you or the Company terminates your employment, for any reason, you will earn the base salary prorated to the date of termination.

Annual Bonus:

In addition, you will be eligible for consideration of an annual bonus of up to forty percent (40%) of your base salary. This bonus will be at the discretion of the Company and is based on specific goals set by and agreed to by the CEO and CFO within 30 days of employment (reference Exhibit A), as well as based on the Company’s financial performance. This bonus is not guaranteed. In the event you accomplish the set goals, your considered bonus will be prorated from your official start date to the Company’s fiscal year end.

Stock Options:

Upon acceptance of this offer and your beginning employment, you will receive an employee stock option grant in the amount of 350,000 shares. The exercise price of this option will be the closing value of Valence’s stock on your first day of employment. This option vests over a three-year period; eighty seven thousand five hundred (87,500) options vesting after six (6) months employment from your employment date and the remaining two hundred sixty two thousand five hundred (262,500) options vesting quarterly in equal quarterly amounts (26,250) over the remaining thirty (30) months. In the event the Company terminates your employment for other than Good Cause (as defined below) all options that have vested, at the time of termination, become exercisable within 90 days following the date of termination for Other than Good Cause, as defined herein.

Benefits:

You will be eligible to receive medical, dental, vision, and life insurance coverage provided under Valence’s group insurance plans, and will be eligible to participate in Valence’s 401(k) plan. You will be eligible for three weeks of vacation per year, accrued on a bi-weekly basis. These benefit plans are described in more detail in the plan documents available from the Human Resources Department.

Miscellaneous:

Because of the nature of the Company’s business, you will be required to execute a Confidentiality Agreement in the Company’s standard form as a condition of your employment with the Company. The Agreement may be modified by the Company from time to time, and as a condition of continued employment you agree to execute any amended Agreement. Except as may be otherwise set forth herein, your employment with the Company will be on an at-will basis, meaning that wither you or the Company may terminate the employment at any time, with or without notice, and with or without Good Cause. No employee of the Company may alter your status as an at-will employee.

Severance and Change of Control:

Valence reserves the right to terminate your employment agreement for Good Cause:

•                  For purposes of the Agreement, “Good Cause” shall mean and include termination by reason of (a) your conviction (including any plea of guilty or no contest) of (i) any felony or misdemeanor involving the embezzlement, theft or misappropriation of monies or other property of the Company and (ii) any felony involving the embezzlement, theft or misappropriation of monies or other property or crime of moral turpitude; (b)  your willful and continued neglect by you of your duties as Chief Financial Officer, but only if such neglect continues for 10 days following receipt by you of written notice from the Company specifying such breach and demanding that you cure such breach, and (c) your continued willful failure to abide by the Company’s policies applicable to your employment for 10 days following receipt by you of written notice from the Company specifying such breach. In the event your employment is terminated in accordance for “Good Cause,” you shall be entitled to receive only your base salary then in effect, prorated to the date of termination, and any benefits and expense reimbursement to which you are entitled by virtue of your employment with the Company.

In addition, Valence may terminate your employment agreement without cause with 30 days notice. Your employment agreement(s) will terminate automatically on your death or permanent disability. You may terminate your employment agreement in the event there is a “change of control” of the Company as defined below:

•                  Change in Control is defined as the occurrence of one of the following: (a) any person, entity or group (as defined under applicable federal securities laws) becomes the beneficial owner of more than 50% of the combined voting power of our then outstanding voting securities, but only if such event results in a change in Board composition such that the directors immediately preceding the event do not comprise a majority of our Board following the event; (b) a merger, reorganization or consolidation where out shareholders immediately before the event do not, immediately after the event, own more then 50% of the combined voting power of the surviving entity’s then outstanding voting securities, but only if such event results in a change in our Board composition such that the directors immediately preceding the event do not comprise a majority of our Board following the event; (c) the sale of all or substantially all of our assets to an entity in which we or our shareholders existing immediately before such event beneficially own less than 50% of the combined voting power of such acquiring entity’s then outstanding voting securities, but only if such event results in a change in our Board composition such that the directors immediately preceding the event do not comprise a majority of the board of directors of the surviving entity following such event; or (d) any change in the identity of directors constituting a majority of our Board within a 24 month period unless the change was approved by a majority of incumbent directors.

In the event of termination due to a Change in Control, all options that have vested plus six (6) months (additional vesting time), at the time of termination, will become exercisable within 90 days following such Termination.

Valence is an at will employer. As an employee you may terminate employment at any time and for any reason whatsoever with 30 days notice to Valence. Similarly, Valence may terminate your employment at any time and for any reason whatsoever, with or without cause. In the event the Company terminates your employment for other than Good Cause (as defined above) Valence will provide you with 30 days notice and three months salary payable as of the date of termination.

Resignation:

In the event you elect to terminate your employment and resign as the Chief Financial Officer of the Company, you agree to provide the CEO and Board of Directors with thirty (30) days advance notice of your resignation.

As a Valence employee you will be expected to abide by company rules and regulations. You will be expected to sign and comply with our employee agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at Valence and nondisclosure of proprietary information.

This offer is contingent upon successful completion of a background investigation and reference checks. Additionally, this offer is subject to your submission of an I-9 form and satisfactory documentation respecting your identification and right to work in the United States no later than three days after your employment begins.

If you wish to accept employment at Valence under the terms set out above, please sign and date this letter, and return it to me at your earliest convenience.

We look forward to your favorable reply and to a productive and exciting work relationship.

Sincerely,

/s/ Robert L. Kanode

Robert L. Kanode
President and Chief Executive Officer

/s/ Ross A. Goolsby	10/01/2008
Approved and Accepted	Date
Ross A. Goolsby

Cc:  Cheryl Logan

EXHIBIT “A”

Ross A. Goolsby:

1st Years Proposed Goals:  (to be agreed upon within 30 days of employment)

1.              ERP System

•Microsoft ERP system in place

•Xapta upgraded and integrated into the MSoft ERP System

•Salesforce.com integrated into the MSoft ERP System

•China and US running on one global ERP system

2.              Uniform accounting practices worldwide including accurate product cost accounting

3.              Establish a uniform review process based on fair un-bias requirements for SEC and SOX reporting

Confidential	Valence Technology, Inc. 12303 Technology Blvd., Suite 950., Austin Texas 78727
Tel: 512-527-2900, Fax: 512-527-2901